Filed Pursuant To Rule 433 Registration No. 333-209926 January 31, 2017

SPDR® Gold Shares (GLD®) Quarterly Dashboard

As of December 31, 2016

by the SPDR Gold Strategy Team

What happened to gold in the fourth quarter?

Gold prices pulled back in the fourth quarter as post-election optimism drove the US Dollar to a fourteen year high and US equity indices broke records.

Bullion was put under pressure by the Federal Reserve's decision to hike rates for the second time in nearly 10 years and forecast for three more possible rate hikes in 2017.

Physical gold demand in India was crimped after the government's decision to replace the INR 500 & 1000 bank notes, representing over 85% of notes in circulation, which led to a cash shortage.

Looking ahead, We believe gold demand is likely to improve ahead of the Lunar New Year and India's demand may pick-up as new bank notes are circulated. Furthermore, gold investors may look at the recent price weakness as opportunities to increase their allocations to bullion.

GLD Key Facts

$30.6B Fund Size*

$0.01 30-Day Liquidity: Bid/Ask Spread

$852M 30-Day Average Daily Volume

*As of December 31, 2016.

Source: Bloomberg Finance L.P, State Street Global Advisors (SSGA).

Gold Vitals

Factors	Trend*	Potential Impact**	29-Dec-16	52 Week High	52 Week Low
Gold Price (USD/oz)	↓	↓	1145.9	1366.3	1060.0
Gold Bullish Sentiment (%)	↓	↓	27.8	82.4	11.8
Stock Market Volatility	↓	↓	13.4	28.1	11.3
Gold Spec. Interest (moz)	↓	↓	12.1	34.0	1.9
Crude Oil (USD/bbl)	↑	↑	53.8	54.1	26.2
US Dollar Index	↑	↓	102.7	103.3	92.6
Gold ETF holdings (mm oz)***	→	→	68.8	76.3	51.7
10-Year Treasury Yields (%)	↑	↓	2.48	2.60	1.36

Gold holdings in ETFs represent 25 gold ETFs.
Source: Bloomberg Finance L.P, SSGA.
Indices representing the above asset classes are as follows: Gold = LBMA Afternoon Gold Price as tracked by ICE Benchmark Administration Ltd., Gold Bullish Sentiment (%) = Bloomberg Commodity Sentiment Gold Bullish Readings Index, Stock Market Volatility: SPX Volatility Index, Gold Spec. Interest = Gold Net Speculative Long Positions from the Commitment of Traders Report released by the CFTC, Crude Oil = Bloomberg Generic Front Month Crude Prices, US Dollar Index = The US Dollar Index. 10-Year Treasury Yields = Bloomberg US Generic Government 10 Year Yields Index. (See "Definitions" on Page 4 for details on indices or benchmarks).

Asset Class Returns and Correlations****

	Returns			Correlation to Gold				
	December (%)	Trailing 3-Mo (%).	Trailing 12-Mo (%).	Q4 Correlation	Corr. over past 3 months	December	Trailing 3-Mo.	Trailing 12-Mo.
USD	1.16	7.56	4.11	Moderate Negative	Weakening	-0.38	-0.55	-0.34
10-Yr Treasuries	-0.55	-5.93	0.66	Strong Positive	Strengthening	0.67	0.51	0.36
Commodities	5.63	9.33	27.86	Weak Negative	Strengthening	-0.30	-0.09	-0.05
Equities	2.08	0.86	5.67	Moderate Positive	Strengthening	0.34	0.14	-0.20
Gold	-2.73	-13.35	8.10	—	—	—	—	—

Source: Bloomberg Finance L.P, SSGA.

Past performance is not a guarantee of future results.

Indices representing the above asset classes are as follows: Gold = LBMA Afternoon Gold Price as tracked by ICE Benchmark Administration Ltd., USD = The US Dollar Index, 10-Yr Treasuries = The ICE U.S. Treasury 7–10 Year Bond Index, Commodities = S&P Goldman Sachs Commodity Index, Equities = MSCI ACWI Index.

In terms of "Strengthening" and "Weakening" correlation, it's a comparison between the December correlation and the trailing 3-month correlation. It is considered "Strengthening" when the December correlation is greater than 0.2 and greater than the trailing 3-month correlation. It is considered "Weakening" when the December correlation is less than -0.2 and less than the trailing 3-month correlation. It is considered "Flat" when none of the criteria above fits.

STATE STREET GLOBAL ADVISORS. SPDR®

WORLD GOLD COUNCIL

SPDR® Gold Shares (GLD®) Quarterly Dashboard by the SPDR Gold Strategy Team

Despite the late sell-off in the year, gold finished with a 8.10% return in 2016, its best year since 2012.

Figure 1: Gold and US Dollar Index


USD/oz
USD Index
1,400
1,300
1,200
1,100
1,000
104.0
100.5
97.0
93.5
90.0
Dec 2015
Feb 2016
Apr 2016
Jun 2016
Aug 2016
Oct 2016
Dec 2016
— LBMA Gold Price PM (USD/oz) (LHS)
— US Dollar Index (RHS)

Source: Bloomberg Finance L.P., SSGA.

Figure 2: Gold and Equities


USD/oz
MSCI ACWI Index
1,400
1,300
1,200
1,100
1,000
450
425
400
375
350
Dec 2015
Feb 2016
Apr 2016
Jun 2016
Aug 2016
Oct 2016
Dec 2016
— LBMA Gold Price PM (USD/oz) (LHS)
— MSCI ACWI (RHS)

Source: Bloomberg Finance L.P., SSGA.

Figure 3: Gold and Commodities


USD/oz
S&P GSCI Index
1,400
1,300
1,200
1,100
1,000
500
400
300
200
100
Dec 2015
Feb 2016
Apr 2016
Jun 2016
Aug 2016
Oct 2016
Dec 2016
— LBMA Gold Price PM (USD/oz) (LHS)
— S&P GSCI (RHS)

Source: Bloomberg Finance L.P., SSGA.

Figure 4: Gold and 10-Year Treasury Yields


USD/oz
%
1,400
1,300
1,200
1,100
1,000
2.75
2.40
2.05
1.70
1.35
1.00
Dec 2015
Feb 2016
Apr 2016
Jun 2016
Aug 2016
Oct 2016
Dec 2016
— LBMA Gold Price PM (USD/oz) (LHS)
— US 10-yr Treasury Yields (RHS)

Source: Bloomberg Finance L.P., SSGA.

Past performance is not a guarantee of future results. Index performance does not represent the performance of any particular exchange traded fund.

State Street Global Advisors

2

SPDR® Gold Shares (GLD®) Quarterly Dashboard by the SPDR Gold Strategy Team

Gold prices showed signs of stabilization to end the year.

Figure 5: Stock Market Volatility


USD/oz
VIX Index
1,400
1,300
1,200
1,100
1,000
60
45
30
15
0
Dec 2015
Feb 2016
Apr 2016
Jun 2016
Aug 2016
Oct 2016
Dec 2016
LBMA Gold Price PM (USD/oz) (LHS)
VIX Index (RHS)

Source: Bloomberg Finance L.P., SSGA.

Figure 7: Gold Sentiment


USD/oz
Gold Bullish (%)
1,400
1,300
1,200
1,100
1,000
100
75
50
25
0
Dec 2015
Feb 2016
Apr 2016
Jun 2016
Aug 2016
Oct 2016
Dec 2016
LBMA Gold Price PM (USD/oz) (LHS)
Gold Bullish Sentiment (RHS)

Source: Bloomberg Finance L.P., SSGA.

Figure 6: COMEX Positioning


Moz
USD/oz
60
40
20
0
-20
-40
2,150
1,900
1,650
1,400
1,150
900
Dec 2009
Feb 2011
Apr 2012
Jun 2013
Aug 2014
Oct 2015
Dec 2016
Long
Short
Net Position
Gold Price (USD/oz)

Source: Bloomberg Finance L.P.,CFTC and SSGA.

Figure 8: Gold ETF Holdings[1]


USD/oz
Moz
1,400
1,300
1,200
1,100
1,000
85
75
65
55
45
Dec 2015
Feb 2016
Apr 2016
Jun 2016
Aug 2016
Oct 2016
Dec 2016
Gold (USD/oz) (LHS)
Gold Holdings in ETFs (RHS)

Source: Respective ETP providers, Bloomberg, ICE Benchmark Administratoin, World Gold Council, SSGA. Gold holdings in ETFs are represented by the securities tracked by the World Gold Council that, together, make up substantially all of the global ETF universe.

Past performance is not a guarantee of future results. Index performance does not represent the performance of any particular exchange traded fund.

State Street Global Advisors

3

SPDR® Gold Shares (GLD®) Quarterly Dashboard by the SPDR Gold Strategy Team

Figure 9: Standard Performance SPDR® Gold Shares Performance as of December 31, 2016

	1 Month (%)	QTD (%)	YTD (%)	1 Year (%)	3 Years (%)	5 Years (%)	10 Years (%)	Since Inception 11/18/2004
NAV	-1.65	-12.44	8.69	8.69	-1.58	-6.31	5.76	7.85
Market Value	-1.91	-12.76	8.03	8.03	-1.92	-6.32	5.65	7.66
LBMA Gold Price PM	-2.73	-13.35	8.10	8.10	-1.65	-5.62	6.13	8.17

Source: spdrs.com, as of 12/31/2016.

Performance quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance may be higher or lower than that quoted. Visit spdrs.com for most recent month-end performance. Performance returns for periods of less than one year are not annualized.

The market price used to calculate the Market Value return is the midpoint between the highest bid and the lowest offer on the exchange on which the shares of the Fund are listed for trading, as of the time that the Fund's NAV is calculated. If you trade your shares at another time, your return may differ.

Gross Expense Ratio: 0.40%.

Glossary

Bloomberg Commodity Sentiment Gold Bullish Readings Index A weekly measure of analysts and traders who are bullish on gold that is compiled by Bloomberg News. The number of participants in the survey may vary.

COMEX The main futures market for trading metals such including gold, silver, copper and aluminum.

Gold Bullish Sentiment A measure of gold market sentiment created and published by Bloomberg. The weekly survey measures the percentage of gold analysts and traders who are bullish, bearish or neutral on gold.

ICE U.S. Treasury 7–10 Year Bond Index A fixed-income benchmark created by the Intercontinental Exchange, or ICE, that focuses on debt issued by the US Department of the Treasury. The index includes only U.S. dollar denominated, fixed-rate securities that have a minimum term to maturity greater than seven years and less than or equal to 10 years.

LBMA Gold Price The LBMA Gold Price is determined twice each business day (10:30 a.m. and 3:00 p.m. London time) by the participants in a physically settled, electronic and tradable auction administered by the IBA using a bidding process that determines the price of gold by matching buy and sell orders submitted by the participants for the applicable auction time.

Long Gold Positions Speculative long positions on gold and other futures are recorded in the weekly Commitment of Traders Report published by the Commodities Futures Trading Commission, or CFTC, and measure the amount of gold ounces that are represented by gold futures that will be profitable should the price of gold rise.

MSCI ACWI Index MSCI ACWI Index is a free-float weighted equity index that includes companies in both emerging and developed world markets and is designed to be a proxy for most of the investable equities universe around the world.

Net Positions Net positions in gold futures and other futures markets is the difference between the number of speculative long and speculative short positions. The data, found in the weekly Commitment of Traders Report, are published by the Commodities Futures Trading Commission, or CFTC.

S&P Goldman Sachs Commodity Index, or S&P GSCI A production-weighted index launched in 1992 that tracks the performance of 24 commodity futures contracts. The index, tilts to commodities that are more heavily produced globally, so its weights more heavily to crude oil than, say, to cocoa.

Short Gold Positions Speculative short positions on gold and other futures are recorded in the weekly Commitment of Traders Report published by the Commodities Futures Trading Commission, or CFTC, and measure the amount of gold ounces that are represented by gold futures that will be profitable should the price of gold fall.

US Dollar Index The US Dollar Index (DXY) Index measures the performance of the US Dollar against a basket of currencies: the euro (EUR), the Japanese yen (JPY), the British pound sterling (GBP), the Canadian dollar (CAD), the Swiss Franc (CHF) and the Swedish krona (SEK).

US Generic Government 10 Year Yields Index A fixed-income index compiled by Bloomberg that measures yields of generic US, on-the-run, government notes and bond indices. Yields are yield to maturity and pre-tax, are based on the ask side of the market and are updated intraday. Yields included in the index are precise to 4 decimal places.

US 10-Year Treasury Note Yield (Used in Macro Sensitivity) The interest rate paid to holders of U.S. 10 Year Treasury Notes. The rate is comprised of Generic United States on-the-run government 10 Year Treasuries. The yield quoted is yield to maturity and on a pre-tax basis.

SPX Volatility Index VIX, or CBOE Volatility Index The SPX Volatility Index, also called the VIX or the CBOE Volatility Index, is a measure of the market's expectation of 30-day volatility. It is constructed using the implied volatilities of a wide range of S&P 500 index options.

Email

USSPDR-Gold@ssga.com

State Street Global Advisors 4

SPDR® Gold Shares (GLD®) Quarterly Dashboard by the SPDR Gold Strategy Team

* We define Trend as a comparison between end-of-month; 50-day; and 200-day readings for each factor. A positive **** We view the correlation coefficient as a metric that measures the strength and direction of a linear relationship trend is identified if either the end-of month reading is greater than the 50-day reading or if the 50-day reading between two variables. We believe it measures the degree to which the deviations of one variable from its is greater than the 200-day reading. We identify a negative trend when either the end-of month reading is less mean are related to those of a different variable from its respective mean. We consider a correlation between than the 50-day reading or when the 50-day reading is less than the 200-day reading. We define a flat trend as -1.0 to -0.5 or 0.5 to 1.0 to be “strong;” one between -0.5 to -0.3 or 0.3 to 0.5 to be “moderate;” and one instances when the prevailing movement is neither positive nor negative. between -0.3 to -0.1 or 0.1 to 0.3 to be “weak.” We view a correlation coefficient between -0.1 to 0.1 as having

** We define “Potential Impact” as the possible impact each of the trends may have on the price of gold. “no correlation” or a “very weak” correlation.

*** Gold holdings in ETFs are represented by the securities tracked by the World Gold Council that, together, † Gold holdings in ETFs are represented by the securities tracked by the World Gold Council that, together, make up make up substantially all of the global ETF universe. substantially all of the global ETF universe.

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State Street Global Markets, LLC, member FINRA, SIPC, One Lincoln Street, Boston, MA 02111. Investing in commodities entails significant risk and is not appropriate for all investors. Investing involves risk including the risk of loss of principal. Important Information Relating to SPDR Gold Trust: The information provided does not constitute investment advice and it should not be relied on as such. It should not The SPDR Gold Trust (“GLD®”) has filed a registration statement (including a prospectus) with be considered a solicitation to buy or an offer to sell a security. It does not take into account any investor’s particular the Securities and Exchange Commission (“SEC”) for the offering to which this communication investment objectives, strategies, tax status or investment horizon. You should consult your tax and financial advisor. relates. Before you invest, you should read the prospectus in that registration statement and other

All material has been obtained from sources believed to be reliable. There is no representation or warranty as to the documents GLD has filed with the SEC for more complete information about GLD and this offering. accuracy of the information and State Street shall have no liability for decisions based on such information. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting The whole or any part of this work may not be reproduced, copied or transmitted or any of its contents disclosed to spdrgoldshares.com. Alternatively, the SPDR Gold Trust or any authorized participant will arrange to third parties without SSGA’s express written consent. send you the prospectus if you request it by calling 866.320.4053.

While the shares of ETFs are tradable on secondary markets, they may not readily trade in all market conditions and GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not may trade at significant discounts in periods of market stress. subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the

ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or

1940 Act or the protections afforded by the CEA. below the ETFs net asset value. Brokerage commissions and ETF expenses will reduce returns.

GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD Equity securities may fluctuate in value in response to the activities of individual companies and general market and shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold economic conditions. could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, Past performance is not a guarantee of future results. which trade at market price, may be more or less than the value of the gold represented by them. GLD does not The trademarks and service marks referenced herein are the property of their respective owners. Third party data generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD. the data and have no liability for damages of any kind relating to the use of such data. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. The GLD prospectus Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); is available here.

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